Exhibit 5.3

[LETTERHEAD OF TYCO INTERNATIONAL LTD.]

March 10, 2004

Tyco International Group S.A.
17, Boulevard de la Grande Duchesse Charlotte
L1331 Luxembourg

Tyco International Ltd.
Second Floor, 90 Pitts Bay Road
Pembroke HM 08, Bermuda

Re:          Tyco International Group S.A. 6% Notes due 2013, fully and unconditionally guaranteed by Tyco International Ltd.

Ladies and Gentlemen:

I am Assistant Secretary of Tyco International Ltd., a Bermuda company (“Tyco”), and I have acted as counsel to Tyco and to Tyco International Group S.A., a Luxembourg company (“TIG”), in connection with the preparation by Tyco and TIG of a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) $1,000,000,000 aggregate principal amount of TIG’s 6% Notes due 2013 (the “New Notes”) for a like principal amount of TIG’s outstanding 6% Notes due 2013 (the “Old Notes”).  The New Notes will be fully and unconditionally guaranteed (the “Guarantee”) by Tyco.

The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated as of November 12, 2003 (the “Registration Rights Agreement”), among TIG, Tyco and the initial purchasers listed therein.  The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

The Old Notes were issued and the New Notes will be issued pursuant to the Indenture dated as of November 12, 2003, as supplemented by the first supplemental Indenture thereto (together, the “Indenture”), among TIG, Tyco and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).  The New Notes and the Indenture are each governed by the internal laws of the State of New York.

In rendering this opinion, I, or other attorneys in the Tyco legal department, have examined the Registration Statement, the Indenture, the New Notes and the Guarantee (collectively, the “Documents”), and have also made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, certificates, instruments and other documents as I have considered necessary or appropriate for purposes of this opinion.  As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of TIG, Tyco and others.  In addition, I have examined and relied upon the opinions of Appleby Spurling & Kempe, Bermuda counsel to Tyco, with respect to the Guarantee and Allen & Overy Luxembourg, Luxembourg counsel to TIG, with respect to the New Notes.

In connection with such examination, I have assumed that the signatures on all documents examined by me are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to me as originals are authentic and the documents submitted to me as certified or reproduction copies conform to the originals.   I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, I am of the opinion that:

1.             The New Notes, when duly executed and delivered by or on behalf of TIG in the form contemplated by the Indenture and upon the terms set forth in the Exchange Offer and authenticated by the Trustee, will be legally issued and will constitute valid and binding obligations of TIG enforceable against it in accordance with their terms.

2.             The Guarantee, when duly executed and delivered by or on behalf of Tyco in the form contemplated by the Indenture and upon the terms set forth in the Exchange Offer, and when the New Notes shall have been duly executed and delivered by or on behalf of TIG in the form contemplated by the Indenture and authenticated by the Trustee, will constitute a legal, valid and binding obligation of Tyco enforceable against it in accordance with its terms.

The foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A.            I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America.  This opinion is limited to the effect of the present state of the laws of the State of New York and the United States of America and the facts as they presently exist.  I assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.  I express no opinion regarding any federal or state securities laws or regulations.

B.            My opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

I hereby consent to the reference to me under the caption “Legal Matters” contained in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Judith A. Reinsdorf
Judith A. Reinsdorf
Assistant Secretary